Exhibit (b)(2)

BB&T

Loan Agreement

9700285081
Account Number

This Loan Agreement (the “Agreement”) is made this 11th day of July, 2019 by and between BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Bank”), and:

COMMAND CENTER, INC., a Washington corporation (“HQI”) to be converted and to change its name to HIREQUEST, INC., a Delaware corporation, having its chief executive office at Goose Creek, South Carolina.

COMMAND FLORIDA, LLC, a Florida limited liability company (“CF”) having its chief executive office at Goose Creek, South Carolina.

HIRE QUEST, L.L.C., a Florida limited liability company (“HQLLC”) having its chief executive office at Goose Creek, South Carolina.

HQ LTS CORPORATION, a Delaware corporation (“HQLTS”) having its chief executive office at Goose Creek, South Carolina.

HQ REAL PROPERTY CORPORATION, a Delaware corporation (“HQRP”) having its chief executive office at Goose Creek, South Carolina.

HQ INSURANCE CORPORATION, a Delaware corporation (“HQINS”) having its chief executive office at Goose Cr eek, South Carolina.

HQ FINANCIAL CORPORATION, a Delaware corporation (“HQFIN”) having its chief executive office at Goose Creek, South Carolina.

HQ FRANCHISING CORPORATION, a Delaware corporation (“HQFRAN”) having its chief executive office at Goose Creek, South Carolina.

HQI, CF, HQLLC, HQLTS, HQRP, HQINS, HQFIN and HQFRAN are hereinafter sometimes referred to, singularly or collectively as the context requires, as “Borrower” or “Borrowers”; HQI, HQLTS, HQRP, HQINS, HQFIN and HQFRAN are hereinafter sometimes referred to, singularly or collectively as the context requires, as “Corporate Borrower” or “Corporate Borrowers”; and CF and HQLLC are hereinafter sometimes referred to, singularly or collectively as the context requires, as “LLC Borrower” or “LLC Borrowers.”

Borrowers have applied to Bank for and Bank has agreed to make, subject to the terms of and upon the reliance of each Borrower’s representations, warranties and agreements made in this Agreement, the following line of credit:

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Line of Credit (“Line of Credit” or “Loan”) in the maximum principal amount not to exceed $30,000,000 at any one time outstanding for the purpose of working capital and expansion of current assets which shall be evidenced by Borrowers’ Promissory Note dated on or after the date hereof which shall bear interest at the rate set forth in such note, the terms of which are incorporated herein by reference, including all extensions, renewals, modifications, and substitutions thereto, (the “Line Note”). The Line of Credit shall mature on May 31, 2024 (the “Maturity Date”), when the entire unpaid principal balance then outstanding plus accrued interest thereon shall be paid in full. Prior to maturity or the occurrence of any Event of Default hereunder and subject to Availability, as applicable, Borrowers may borrow, repay, and reborrow under the Line of Credit through the Maturity Date. The principal balance from time to time outstanding under the Line of Credit shall bear interest at the rate set forth in the Line Note. Bank shall make advances under the Line of Credit into a Borrower’s designated operating account or other designated deposit account maintained with Bank upon receipt of the written or oral request (thereafter confirmed in writing) of a Borrower or in accordance with any treasury management services agreement among Borrowers and Bank; provided that Bank shall not be required to make any advance which would cause Borrowers to exceed Availability (as defined in section 10 hereof), if applicable. If at any time the aggregate principal balance outstanding under the Line of Credit shall exceed Availability, Borrowers shall immediately upon demand pay the amount necessary to bring the outstanding balance thereunder within Availability.

Reduction in Line of Credit Commitment Amount. Borrowers may, upon written notice to Bank but not more than twice during the term of the Line of Credit, permanently reduce the Line of Credit Commitment Amount; provided that (1) any such notice shall be received by Bank not later that five (5) business days prior to the date of the reduction, (2) the maximum amount of all reductions may not exceed $20,000,000 in the aggregate, (3) each reduction shall be in a minimum amount of $5,000,000 and in increments of $1,000,000 in excess thereof, (4) any reduction in the Line of Credit Commitment Amount shall reduce the unused portion of the uncommitted accordion feature (described below) by an equal amount, (5) Borrowers may not reduce the Line of Credit Commitment Amount if, after giving effect thereto, the total principal outstanding under the Line of Credit plus the aggregate face amount of outstanding Letters of Credit, plus the aggregate amount of drafts drawn under or purporting to be drawn under Letters of Credit that have been paid by Bank and for which Bank has not been reimbursed would exceed the Line of Credit Commitment Amount, and (6) if the Line of Credit Commitment Amount is to be reduced to an amount less than $15,000,000, the sublimit for Letters of Credit as more particularly described in Schedule DD shall not exceed an amount established by Bank. Borrowers shall execute such documents as may be required by Bank in connection with, and prior to, any such reductions of the Line of Credit Commitment Amount.

Uncommitted Accordion Feature. The Line of Credit includes an uncommitted accordion feature permitting Borrowers to request increases in the Line of Credit Commitment Amount by a maximum additional amount of up to $20,000,000 in the aggregate (subject to reduction as provided above); provided that any such request shall be in a minimum amount of $5,000,000 and in increments of $1,000,000 in excess thereof. Such increases may be effected from time to time after the date of this Agreement upon the written request of Borrowers, subject to: (1) credit approval by Bank with respect to each such increase (for avoidance of doubt, the accordion feature is uncommitted, therefore any requested increase is subject to full underwriting and credit approval at the time of Bank’s receipt of each such request for an increase by Borrower), (2) payment of a non-refundable origination fee in the amount of 15 basis points of the principal amount of each such increase, (3) such terms and conditions as may be established by Bank in connection with each such increase, and (4) no Default or Event of Default exists at the time of any such increase.

Non-Use Fee: Borrowers shall pay Bank a Non-Use Fee, quarterly in arrears on the last day of each fiscal quarter, equal to the Applicable Rate per annum on the average daily unused amount of the Line of Credit for each fiscal quarter calculated on the basis of a year of 360 days for the actual number of days elapsed.

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Yield Protection. If at any time a change in any law or regulation (including without limitation all rules, guidelines, or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision or other U.S. or foreign regulatory authorities pursuant thereto) or in the interpretation thereof by any governmental authority having the authority to interpret or enforce the same shall make it unlawful for Bank to make or maintain the Loan under the terms of this Agreement, Bank shall have the right to convert the applicable interest rate on the Loan to a rate based on the Prime Rate. Similarly, should Bank incur increased costs or a reduction in the amounts received or receivable on the Loan because of any change in any applicable law, regulation, rule, guideline or order, including without limitation the imposition, modification or applicability of any reserves, deposits or capital adequacy then Borrowers shall pay to Bank within ten (10) business days of demand, which demand shall contain the basis and calculations supporting such demand, as may be required to compensate Bank for such increased costs or reductions in amounts to be received hereunder. Each determination and calculation made by Bank shall, absent manifest error, be binding and conclusive on the parties hereto. All payments made by Borrowers hereunder or the other Loan Documents shall be made free and clear and without deduction of any present or future taxes, levies, imposts, charges or withholdings other than taxes based on net income and franchise taxes imposed on Bank by the law of the jurisdiction in which Bank is organized or transacting business.

The Line Note is sometimes referred to herein as the “Note” and shall include all extensions, renewals, modifications and substitutions thereof.

Section 1 Conditions Precedent

Bank shall not be obligated to make any disbursement of loan proceeds until all of the following conditions have been satisfied by proper evidence, execution, and/or delivery to Bank of the following documents and items in addition to this Agreement, all in form and substance satisfactory to Bank and Bank’s counsel in their sole discretion:

USA Patriot Act Verification Information: Information or documentation, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth (if Borrower is an individual) of each Borrower sufficient for Bank to verify the identity of such Borrower in accordance with the USA Patriot Act. Borrowers shall notify Bank promptly of any change in such information. In addition, Borrowers shall provide such information about any other party as Bank shall request to allow Bank to complete such due diligence as Bank shall deem appropriate.

Note: The Note duly executed by Borrowers.

Security Agreement(s): Security Agreement(s) (each a “Security Agreement” and collectively, the “Security Agreements”) in which a Borrower and any other owner (a “Debtor”) of any Collateral (as defined in Section 10 hereof) shall grant to Bank a first priority security interest in the personal property specified therein. If Bank has or will have a security interest in any Collateral which is inferior to the security interest of another creditor, Borrowers must fully disclose to Bank any and all prior security interests, and Bank must specifically approve in writing any such security interest which will continue during the term of the Loan.

Franchise Documents: Copies of franchise agreements.

UCC Financing Statements: Copies of UCC Financing Statements duly filed in a Borrower’s or other owner’s state of incorporation, organization or residence, and in all jurisdictions necessary, or in the reasonable opinion of Bank desirable, to perfect the security interests granted in the Security Agreement(s), and certified copies of Information Requests identifying all previous financing statements on record for a Borrower or other debtor, as appropriate from all jurisdictions indicating that no security interest has previously been granted in any of the Collateral described in the Security Agreement(s), unless prior written approval has been given by Bank.

Commitment Fee: A commitment fee (or balance thereof) of $37,500.00 payable to Bank on the date of execution of the Loan Documents.

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Corporate Resolution: A Certificate of Corporate Resolutions signed by the corporate secretary or other authorized officer containing resolutions duly adopted by the Board of Directors of each of Corporate Borrower authorizing the execution, delivery, and performance of the Loan Documents on or in a form provided by or acceptable to Bank.

Articles of Incorporation: A copy of the Articles of Incorporation and all other charter documents of each of Corporate Borrower, all filed with and certified by the Secretary of State of the state of the such Corporate Borrower’s incorporation.

By-Laws: A copy of the By-Laws of each Corporate Borrower, certified by the Secretary of such Corporate Borrower as to their completeness and accuracy.

Certificate of Incumbency: A certificate of the Secretary or other authorized officer of each Corporate Borrower certifying the names and true signatures of the officers of each Corporate Borrower authorized to sign the Loan Documents.

Certificate of Existence: A certification of the Secretary of State (or other government authority) of the state of each Borrower’s incorporation or organization as to its existence or good standing and its charter documents on file.

Opinion of Counsel: An opinion of counsel for Borrowers reasonably satisfactory to Bank and Bank’s counsel and containing such opinions as are standard and customary for transactions similar to the Loan.

Limited Liability Company Operating Agreement: A copy of each of LLC Borrower’s Operating Agreement, certified by such LLC Borrower’s managers and/or members, as applicable, as to its completeness and accuracy.

Declaration of Limited Liability Company: A declaration or resolution from each of LLC Borrower’s’s manager(s) authorizing the execution, delivery, and performance of the Loan Documents on a form provided by or acceptable to Bank.

Limited Liability Company Articles of Organization: A copy of the Articles of Organization and all other organizational documents of each LLC Borrower, all filed with and certified by the Secretary of State of the state of such LLC Borrower’s organization.

Additional Documents: Receipt by Bank of other approvals, opinions, or documents as Bank may reasonably request.

Fees, Expenses and Attorney’s Fees: Payment by Borrowers of all legal fees, lien search costs (including pre-closing and post-closing searches), due diligence costs, recording fees, appraisal fees, documentary stamps, intangible taxes, and other costs incurred by Bank in connection with the making, documenting and closing of the Loan.

Opening Loan Base Report: An opening Loan Base Report reflecting Availability (on a pro forma basis, after giving effect to (i) the issuance of a letter of credit to Chubb in the face amount of $9,759,534, (ii) advance(s) under the Line of Credit in the amount of $9,000,000 to purchase stock of HQI in connection with the proposed voluntary tender offer and (iii) the initial advance under the Line of Credit in an amount approved by Bank to retire outstanding debt of Borrowers and to pay costs and expenses of closing of the Line of Credit, after application of excess cash of Borrower to the retirement of such debt) in an amount of not less than 10% of the of the lesser of (a) the Collateral Loan Value as determined by Bank from the opening Loan Base Report plus reserves (including, but not limited to, the letter of credit exposure reserve) established by Bank, or (b) the Line of Credit Commitment Amount.

Merger Documents and Other Financial Reports: An organizational chart as of the first day of the Merger-Command and HQ; a pro forma Opening Balance Sheet (the “Pro Forma Balance Sheet”); quarterly projections of (1) statements of cash flows and balance sheets of Borrowers, on a consolidated basis, for the fiscal quarters ending September 30, 2019 and December 31, 2019 and (2) income statements of Borrowers, on a consolidated basis, for the fiscal quarters ending September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020; and copies of the Merger Agreement and other merger documents.

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2 Representations and Warranties

Each Borrower represents and warrants to Bank that:

2.01.     Financial Statements. The balance sheet of Borrower and its subsidiaries, if any, and the related Statements of Income and Retained Earnings of Borrower and its subsidiaries, the accompanying footnotes together with the accountant’s opinion thereon, and all other financial information previously furnished to Bank, accurately, completely and fairly reflect the financial condition of Borrower and its subsidiaries as of the dates thereof, including all contingent liabilities of every type, and the financial condition of Borrower and its subsidiaries as stated therein has not changed materially and adversely since the date thereof. Each Borrower’s fiscal year end is December 31.

2.02.     Name, Capacity and Standing. Each Borrower’s exact legal name is correctly stated in the initial paragraph of the Agreement. If a Borrower and any of its subsidiaries, if any, is a corporation, general partnership, limited partnership, limited liability partnership, or limited liability company, it is duly organized and validly existing under the laws of its respective state of incorporation or organization; that it and/or its subsidiaries, if any, are duly qualified and in good standing in every other state in which the nature of their business shall require such qualification, and are each duly authorized by their board of directors, general partners or member/manager(s), respectively, to enter into and perform the obligations under the Loan Documents.

2.03.     No Violation of Other Agreements. The execution and delivery of the Loan Documents, and the performance by Borrowers, by any and all pledgors (whether a Borrower or other owners of Collateral securing payment of the Loan (hereinafter sometimes referred to as the “Pledgor”)) thereunder will not violate any provision, as applicable, of its articles of incorporation, by-laws, articles of organization, operating agreement, agreement of partnership, limited partnership or limited liability partnership, or, of any law, other agreement, indenture, note, or other instrument binding upon any Borrower, or give cause for the acceleration of any of the respective obligations of any Borrower.

2.04.     Authority. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents have been duly authorized by all necessary and proper corporate or equivalent action. All authority from and approval by any federal, state, or local governmental body, commission or agency necessary to the making, validity, or enforceability of this Agreement and the other Loan Documents has been obtained.

2.05.     Asset Ownership. Each Borrower and each Pledgor has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements furnished to Bank, and all such properties and assets are free and clear of mortgages, deeds of trust, pledges, liens, security interests, and all other encumbrances except as otherwise disclosed by such financial statements or otherwise in writing.

2.06.     Discharge of Liens and Taxes. Each Borrower and its subsidiaries, if any, have filed, paid, and/or discharged all taxes or other claims which may become a lien on any of their respective properties or assets, excepting to the extent that such items are being appropriately contested in good faith and for which an adequate reserve (in an amount acceptable to Bank) for the payment thereof is being maintained.

2.07.     Regulations U and X. None of the Loan proceeds shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of the provisions of Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

2.08.     ERISA. Each employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by a Borrower or by any subsidiary of a Borrower meets, as of the date hereof, the minimum funding standards of Section 302 of ERISA, all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no “Reportable Event” nor “Prohibited Transaction” (as defined by ERISA) has occurred with respect to any such plan.

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2.09.     Litigation. Any litigation to which a Borrower is a party, which if adversely decided against such Borrower could result in such Borrower becoming liable for damages, fees or costs in excess of $50,000 or injunctive or non-monetary relief against such Borrower which could reasonably be expected to result in economic loss to Borrower in an amount in excess of $100,000, is set forth on Schedule 2.09, and there is no litigation (including litigation set forth on Schedule 2.09) to which a Borrower is a party, which if adversely decided against such Borrower, could have a material adverse effect in the financial condition, business operations or prospects of such Borrower. There is no claim, action, suit or proceeding pending, threatened or reasonably anticipated before any court, commission, administrative agency, whether State or Federal, or arbitration which will materially adversely affect the financial condition, operations, properties, or business of a Borrower, its subsidiaries, if any, or any Pledgor, or affect the ability of a Borrower or any Pledgor to perform its obligations under the Loan Documents.

2.10.     Other Agreements. The representations and warranties made by each Borrower to Bank in the other Loan Documents are true and correct in all respects on the date hereof.

2.11.     Binding and Enforceable. The Loan Documents, when executed, shall constitute valid and binding obligations of each Borrower and Pledgors respectively, and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally.

2.12.     Commercial Purpose. The Loan is not a “consumer transactions”, as defined in the UCC, and none of the Collateral was or will be purchased or held primarily for personal, family or household purposes.

2.13.     Foreign Assets Control Regulations. It is not in violation of (i) the Trading with the Enemy Act (50 U.S.C. App. Sec. 1 et seq), as amended, (ii) any of the foreign assets control regulations issued by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) and any executive order related thereto, or (iii) the U.S. Patriot Act, and further that it (a) is not subject to sanctions administered by OFAC or the U.S. Department of State or (b) has not engaged in any dealing or transactions with, or is otherwise associated with, any person subject to such sanctions.

2.14.     No Related Party Loans. There are no loans, extensions of credit, or other financial accommodations (or commitments relating thereto) to directors, officers, partners, members, shareholders, parent entities, subsidiaries or affiliates of a Borrower outstanding on the date hereof, other than those disclosed in financial statements of a Borrower delivered to Bank. As of the consummation of the Merger-Command and HQ, there will be no loans, extensions of credit, or other financial accommodations (or commitments relating thereto) to directors, officers, partners, members, shareholders, parent entities, subsidiaries or affiliates of a Borrower outstanding, other than those disclosed in the Pro Forma Balance Sheet

2.15.     Benefit Received. Each Borrower will receive substantial direct and indirect benefits and value as a result of the Loan advances made or to be made with respect thereto.

2.16.     Survival of Representations and Warranties. Each Borrower agrees that in extending loan advances, Bank is relying on all representations, warranties, and covenants made by Borrowers in this Agreement or in any certificate or other instrument delivered by any Borrower to Bank under this Agreement or the other Loan Documents. Each Borrower further agrees that regardless of any investigation made by Bank, all such representations, warranties and covenants will survive the making of each advance under the Loan and delivery to Bank of the Loan Documents, shall be continuing in nature, shall be deemed made and reaffirmed by Borrowers at the time each advance is made, and shall remain in full force and effect until such time as Borrowers’ indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided herein, whichever is the last to occur.

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Section 3 Affirmative Covenants

Each Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations owed under the Loan Documents, each Borrower shall:

3.01.     Maintain Existence and Current Legal Form of Business. (a) Maintain its existence and good standing in the state of its incorporation or organization, except where the failure to maintain its good standing (i) shall exists for a period of less than 30 days, (ii) shall not impact Borrower’s ability to perform its obligations under the Loan Documents, and (iii) could not reasonably expected to have a material adverse effect on the financial condition, properties, or operations of Borrower, (b) maintain its current legal form of business indicated above, and, (c), as applicable, qualify and remain qualified as a foreign corporation, general partnership, limited partnership, limited liability partnership or limited liability company in each jurisdiction in which such qualification is required; provided, CF may be dissolved so long as prior to such dissolution, Bank is provided written evidence acceptable to Bank that the only assets owned by CF at the time of such dissolution will be equity interests in HQLLC.

3.02.     Maintain Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower. If Borrower now or hereafter maintains any business records in the possession of a third party, at the request of Bank, Borrower shall notify such third party to permit Bank free access to such records at all reasonable times and to provide Bank with copies of any records it may request, all at Borrower’s expense. On an after September 30, 2019, Borrowers shall maintain their books and business records at 111 Springhall Drive, Goose Creek, South Carolina or such other location as approved in writing by Bank, such approval not to be unreasonably withheld.

3.03.     Maintain Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) including the Collateral necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

3.04.     Conduct of Business. Continue to engage in an efficient, prudent and economical manner in a business of the same general type as now conducted.

3.05.     Maintain Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Bank may reasonably require with respect to Borrower’s properties and operations, in form, amounts, and coverages and with insurance companies acceptable to Bank. Borrower, upon request of Bank, will deliver to Bank from time to time the policies or certificates of insurance in form satisfactory to Bank, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Bank. Each insurance policy also shall include an endorsement (NY long form) providing that coverage in favor of Bank, as lender loss payee, will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering the Collateral, Borrower shall provide Bank with such Bank’s lender loss payee or other endorsements as Bank may reasonably require, and shall furnish to Bank upon request, reports on each existing insurance policy showing such information as Bank may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties and assets insured; (5) the current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Bank (however not more often than once every two years); Bank may require that an independent appraiser satisfactory to Bank determine, as applicable, the actual cash value or replacement cost of any Collateral; provided, and for avoidance of doubt, nothing in this sentence shall limit the number of “field exams” Bank may require. The cost of such appraisal shall be paid by Borrower. Should any or all of the Collateral become uninsured for any reason, Bank without notice to Borrower, may, but shall not be obligated to, purchase insurance covering the Collateral, and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Bank. Borrower shall have ten (10) days after receipt of notice from Bank to obtain replacement insurance on the Collateral satisfactory to Bank. Borrower’s obligation to provide replacement coverage shall not be relieved by Bank purchasing coverage.

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3.06.     Comply With Laws. Comply in all respects with all laws, rules, regulations, ordinances and orders applicable to each Borrower’s business, operations and properties including without limitation, the Americans with Disabilities Act, federal and state securities laws and regulations and rules and regulations of any exchanges in which the equity interests of a Borrower is traded, paying before the delinquency thereof all taxes, assessments, and governmental charges imposed upon it or upon its income, profits or property, and all Environmental Laws.

3.07.     Right of Inspection. Permit the officers and authorized agents of Bank, at any reasonable time or times in Bank’s sole discretion, to examine and make copies of the records and books of account of, to visit the properties of any Borrower, and to discuss such matters with any officers, directors, managers, members or partners, limited or general, of such Borrower, and with Borrower’s independent accountant as Bank deems necessary and proper.

3.08.     Reporting Requirements. Furnish to Bank:

Financial Statements: As soon as available and not more than forty-five (45) days after the end of each quarter, balance sheets, statements of income, cash flow, and retained earnings for the period ended and a statement of changes in the financial position and quarterly Form 10-Q, all in reasonable detail, and all prepared in accordance with GAAP consistently applied and certified as true and correct by an officer, general partner or manager (or member(s)) of Borrower, as appropriate.

Annual Financial Statements: As soon as available and not more than one hundred twenty (120) days after the end of each fiscal year, balance sheets, statements of income, and retained earnings for the period ended and a statement of changes in the financial position and annual Form 10-K, all in reasonable detail, and all prepared in accordance with GAAP consistently applied. The financial statements must be of the following quality or better: Audited.

Loan Base Report: As provided and/or required in accordance with Schedule DD a Loan Base Report in a form acceptable to Bank signed by the president, chief financial officer, general partner, or manager (or members), or other authorized officer of Borrower, as appropriate.

Officer’s Compliance Certificate: An Officer’s Compliance Certificate (“OCC”) with respect to (a) Borrower’s compliance with the Affirmative, Financial and Negative Covenants set forth in Sections 3, 5, and 6 of this Agreement, and (b) the calculation of Net Lendable Collateral and the Applicable Rate. The OCC will be in the form of Schedule EE or other form acceptable to Bank, properly executed by an authorized officer of Borrower, including calculations to support all Financial Covenants, and set forth any corrective action taken or proposed to be taken with respect to any Default or Event of Default under such covenants. The OCC shall be provided by Borrower with the quarterly Financial Statements (except for the last quarterly Financial Statement in a fiscal year) and with the Annual Financial Statements, and the OCC with respect only to the calculation of Net Lendable Collateral and the Applicable Rate (and not with respect to Borrower’s compliance with the Affirmative, Financial and Negative Covenants set forth in Sections 3, 5, and 6 of this Agreement) as of the end of each fiscal year shall be provided by Borrower within forty-five (45) days after the end of each fiscal year.

Notice of Litigation: Promptly after the receipt by a Borrower, notice of any complaint, action, suit or proceeding before any court or administrative agency or body of any type which, if determined adversely, could have a material adverse effect on the financial condition, properties, or operations of a Borrower, as applicable.

Tax Returns: If requested by Bank, as soon as available each year, complete copies of all federal tax returns (including all Schedules thereto) filed by Borrower or if an extension is filed, a copy of the extension upon filing by Borrower.

Notice of Default: Promptly upon discovery or knowledge thereof, notice of the existence of any event of default under this Agreement or any other Loan Documents.

USA Patriot Act Verification Information: Information or documentation, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth (if Borrower is an individual) of Borrower sufficient for Bank to verify the identity of Borrower in accordance with the USA Patriot Act. Borrower shall notify Bank promptly of any change in such information.

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Public Reporting Information: Promptly when available, copies of each annual report, proxy, or financial statement sent to stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC or with any national securities exchange, together with copies of any notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower.

Other Information: Such other information as set forth in Schedule DD and as Bank otherwise may from time to time reasonably request, including, but not limited to, copies of all franchise agreements with its franchisees and originals or copies of documents related to Franchisee Loans.

3.09.       Deposit Accounts. Maintain substantially all of its demand deposit/operating accounts with Bank and establish and maintain all treasury management services and deposit accounts specified by Bank for the administration of the Loan, all at Borrowers’ expense.

3.10.       Appraisal(s). If required by Bank, furnish at Borrowers’ expense an independent appraisal or update by an appraiser satisfactory to Bank of the market value of any real or personal property Collateral securing the Loan, subject to any limitations expressly set forth in the Loan Documents.

3.11.       Affirmative Covenants from other Loan Documents. Comply with all affirmative covenants contained in any other Loan Documents which are hereby incorporated by reference herein.

3.12.       Management. Maintain Richard F. Hermanns as its Chief Executive Officer.

3.13.       Merchant Services Account(s). Establish and maintain each Borrower’s merchant services account(s) with Bank.

3.14       Additional Borrowers. Within thirty (30) days after the written request of Bank and at Borrowers’ expense, cause any direct or indirect subsidiary of a Borrower to become a co-borrower under the Line of Credit and to execute and deliver to Bank substantially the same Loan Documents and other diligence documents delivered by Borrowers to Bank in connection with the Loan. In connection with the foregoing, each Borrower shall execute and deliver to Bank such documents and opinions as reasonably requested by Bank. For purposes of this Section and for avoidance of all doubt, “subsidiary” of a Borrower means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of the voting equity interest is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Borrower, provided, however, that “subsidiary” shall not include any franchisee of any Borrower that is owned directly or indirectly by any shareholder of HQI and is not owned directly or indirectly by any Borrower.

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3.15       Merger-Command and HQ; USA Patriot Act Matters. (a) Within three business day after the date of this Agreement, cause the Merger-Command and HQ to be consummated, in all material respects, with the terms of the Merger Agreement and to deliver to Bank copies, including filed copies as applicable, of all documents related to the Merger-Command and HQ. Notwithstanding anything to the contrary contained in the Loan Documents, the following matters occurring in connection with the consummation of the Merger-Command and HQ shall not violate the terms of the Loan Document: (1) HQI converting to a Delaware corporation and changing its name to HireQuest, Inc.; (2) Hire Quest Holdings, LLC merging into CCNI One, Inc., (3) CCNI One, Inc. merging into CF, (4) the conversion of the equity interest in Hire Quest Holdings, LLC to shares of stock in HQI and (5) any other Permtted Transfers or any other transction or occurrence contemplated by the Merger Agreement not involving the transfer of Accounts, in each case as set forth in the Merger Agreement. For avoidance of all doubt, all obligations of each Borrower under the Loan Documents shall survive the closing of the Merger-Command and HQ. Borrower shall cause the Disposition described in clause (3) of the definition of “Permitted Transfers” to occur no later than 1 business day of the consummation of the Merger-Command and HQ, and (b) without limiting the generality of any other provisions in the Loan Documents related to USA Patriot Act and similar matters, within 30 days after the date of this Agreement, deliver to Bank information or documentation in form and content acceptable to Bank, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth (if Borrower is an individual) of each Borrower sufficient for Bank to verify the identity of such Borrower in accordance with the USA Patriot Act. In addition, Borrowers shall notify Bank promptly of any change in such information and shall provide such information about any other party as Bank shall request to allow Bank to complete such due diligence as Bank shall deem appropriate.

Section 4 [Reserved].

Section 5 Financial Covenants

Each Borrower covenants and agrees that from the date hereof until payment in full of the Loan and the performance of all obligations under the Loan Documents, it shall at all times maintain the following financial covenants and ratios all in accordance with GAAP unless otherwise specified:

Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of not less than 1.10 to 1.00. The Fixed Charge Coverage Ratio is defined as the ratio of (i) EBITDAR minus dividends, distributions, withdrawals by owners, unfunded capital expenditures, cash taxes paid and any non-operating income (such as, but not limited to, capital gains and interest income from the sale of franchises) as determined by Bank in its sole discretion, divided by (ii) the sum of interest expense, the prior period’s current portion of long-term debt and capital leases, lease expense and rent expense minus amortization of capitalized debt expense, to the extent it is included in interest expense. EBITDAR means the sum of net income, interest expense, income taxes, depreciation, amortization, lease expense and rent expense.

This covenant will be tested quarterly, on a rolling four quarter basis, commencing with the four quarter period ending September 30, 2020 and using the results of Borrowers set forth in (a) Borrowers’ internally prepared financial statements for each four quarter period ending as of the end of each of the first three fiscal quarters of each fiscal year of Borrowers, and (b) Borrowers’ audited annual financial statements for each four quarter period ending as of the end of each fiscal year of Borrowers.

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Section 6 Negative Covenants

Each Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations under the Loan Documents, such Borrower shall not, without the prior written consent of Bank:

6.01.     Liens. Create, incur, assume, or suffer to exist any lien or security interest upon or in any Collateral, any of Borrower’s other properties, or the properties of any Pledgor securing payment of the Loan, whether now owned or hereafter acquired, except Permitted Liens.

6.02.     Debt. Incur, assume, or suffer to exist any debt, except:

(a)           Debt to Bank;

(b)           Debt outstanding on the date hereof and shown on the most recent financial statements submitted to Bank;

(c)           Accounts payable to trade creditors incurred in the ordinary course of business;

(d)           Debt secured by purchase money security interests only in the property or assets acquired; and

(e)           Additional, unsecured debt not to exceed $1,000,000.00 in the aggregate for Borrowers, as a whole, at any time.

6.03.     [Reserved].

6.04.     Change of Legal Form of Business; Purchase of Assets. Become a party to a merger or acquisition, or change a Borrower’s name or the legal form of a Borrower’s business as shown above, whether by merger, consolidation, conversion or otherwise, or purchase all or substantially all of the assets or business of any Person or change its fiscal year end.

6.05.     [Reserved].

6.06.     [Reserved].

6.07.     [Reserved].

6.08.     Guaranties. Assume, guarantee, endorse, or otherwise be or become directly or contingently liable for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.09.     Loans and Advances. Make any loans or advances to any Person, except for Franchisee Loans.

6.10.     Disposition of Assets. Sell, lease, or otherwise dispose of any of its assets or properties except in the ordinary and usual course of its business and except for Permitted Transfers; provided, and for the avoidance of all doubt and notwithstanding anything to the contrary contained in any Security Agreement, if the transferee in a Permitted Transfer is a Borrower and the assets being transferred in such Permitted Transfer are part of the Collateral prior to such Permitted Transfer, a security interest in favor of Bank to secure the Loan automatically shall attach to such assets being transferred upon the consummation of such Permitted Transfer pursuant to the Security Agreement executed by such transferee Borrower.

6.11.     Change of Control. Permit a Change of Control to occur.

6.12.     Negative Covenants from Loan Documents. Violate any negative covenants contained in any Loan Document which are hereby incorporated by reference herein.

6.13.     Transactions with Affiliates. Directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its property to, or purchase any property from, or enter into any contract, agreement, understanding, loan, advance, guarantee or transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction or series of Affiliate Transactions is (a) (i) in the best interest of Borrower and (ii) on terms that are no less favorable to Borrower than those that would have been obtained in a comparable arm’s-length transaction by Borrower with a person that is not an Affiliate or (B) a Permitted Transfer. For purposes of this section, “Affiliate” shall mean any Borrower, any relative of any Borrower, or of an entity which is a parent, subsidiary or any person or entity controlled by, or under the common control of, any Borrower or any Borrower’s parent or subsidiary.

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Section 7 Hazardous Substances and Compliance with Environmental Laws

7.01.        Investigation. Each Borrower hereby certifies that it has exercised due diligence to ascertain whether its real property is or has been affected by the presence of asbestos, oil, petroleum or other hydrocarbons, urea formaldehyde, PCBs, hazardous or nuclear waste, toxic chemicals and substances, or other hazardous materials, as defined in applicable Environmental Laws (collectively, “Hazardous Substances”). Each Borrower represents and warrants that, to its actual knowledge, there are no Hazardous Substances contaminating its real property, nor have any such materials been released on or stored on or improperly disposed of on its real property during its ownership, occupancy or operation thereof except in strict compliance with Environmental Laws and any applicable permits. Each Borrower hereby agrees that, except in strict compliance with applicable Environmental Laws, it shall not knowingly permit any release, storage or contamination of its properties as long as any indebtedness or obligations to Bank under the Loan Documents remains unpaid or unfulfilled. In addition, Borrower does not have or use any underground storage tanks on any of its real property, which is not registered with the appropriate Federal and/or State agencies and which are not properly equipped and maintained in accordance with all Environmental Laws. If requested by Bank, Borrower shall provide Bank with all necessary and reasonable assistance required for purposes of determining the existence of Hazardous Substances on any real property owned by a Borrower, including allowing Bank access to such real property, to Borrower’s employees having knowledge of, and to its files and records within Borrower’s control relating to the existence, storage, or release of Hazardous Substances on such real property.

7.02.        Compliance. Each Borrower agrees to comply with all applicable Environmental Laws, including, without limitation, all those relating to Hazardous Substances. Each Borrower further agrees to provide Bank, and all appropriate Federal and State authorities, with immediate notice in writing of any release of Hazardous Substances on its real property and to pursue diligently to completion all appropriate and/or required remedial action in the event of such release. In addition, each Borrower shall within fifteen (15) days after receipt thereof, provide Bank with a complete copy of any notice, summons, lien, citation, letter or other communication from any governmental agency concerning any action or omission of such Borrower in connection with any environmental activity or issue.

7.03.        Indemnity: Borrowers, jointy and severally, agree to indemnify and hold Bank harmless from any and all loss or liability arising out of any violation of the representations, covenants, and obligations contained in this Section 7.

Section 8 Events of Default

The following shall constitute “Events of Default”:

8.01.        Any Borrower fails (a) to make payment of any installment of (ii) interest on the Note within 3 days after the same becomes due, or (i) principal on the Note when due, or (b) to pay any fee or other amount payable under any of the Loan Documents within 3 days after the same becomes due.

8.02.        Any representation or warranty made by any Borrower in the Loan Documents proves to be false or misleading in any material respect when made.

8.03.        Any report, certificate, financial statement, or other document furnished by or on behalf of any Borrower or any Pledgor prior to the execution of or pursuant to the terms of this Agreement proves to be false, incomplete or misleading in any material respect when delivered or made.

8.04.        The default by any Borrower in the payment or performance of any other loan, line of credit, indenture, mortgage instrument, security agreement or other agreement with Bank or with another creditor or Person that may materially affect any Borrower’s property or ability to perform their respective obligations under this Agreement or the other Loan Documents.

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8.05.        (a) The breach by any Borrower or any Pledgor of any covenant, condition, or agreement made in (i) Sections 3.01(a), 3.01(b), 3.07, 3.08 (Notice of Litigation, Notice of Default and USA Patriot Act Verification Information subsections only), 3.09, 3.12, 3.15, 5 or 6 of this Agreement, (ii) Sections DD.02(e), DD.05, DD.09(b), DD.09(i) or DD.09(j) of Schedule DD attached to this Agreement, or (iii) Sections 4.5, 4.9 or 6 of any of the Security Agreements executed by Borrower or Pledgor to secure the Loan; or (b) the breach by any Borrower of any covenant, condition, or agreement made under any of the Loan Documents to which it is a party (not specified in Section 8.05(a) or elsewhere in this Section 8) and such breach continues for 10 days after the earlier of the date on which (i) any chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller or manager of any Borrower has knowledge thereof, or (ii) any Borrower receives written notice thereof from Bank; provided, however, that the opportunity to cure pursuant to this clause (b) shall not apply if (A) the breach or failure to perform is not capable of being cured within such period or is a willful breach by Borrower, or (B) an Event of Default (or cure pursuant to this clause (b)) has occurred within the preceding 12 months with respect to a breach of the same section of this Agreement or other Loan Document.

8.06.        (a) The appointment of a custodian for or take possession of any or all of the assets of any Borrower; (b) any Borrower either voluntarily or involuntarily becomes subject to (i) any insolvency proceeding, including becoming a debtor under the United States Bankruptcy Code, (ii) any proceeding to dissolve any Borrower, (iii) any proceeding to have a receiver appointed; provided, if any of the foregoing matters in this clause (b) is an involuntary proceeding, such involuntary proceeding continues undischarged or unstayed for 30 days; (c) any Borrower makes an assignment for the benefit of creditors; or (d) there is an attachment, execution, or other judicial seizure of all or any portion of any Borrower’s assets, including an action or proceeding to seize any Collateral or any funds on deposit with Bank, and such seizure is not discharged within 30 days.

8.07.        A final judgment for the payment of money is rendered against any Borrower which is not covered by insurance and remains undischarged for a period of 30 days unless such judgment or execution thereon is effectively stayed.

8.08.        The death of, or termination of existence of, or dissolution of, any Borrower or any Pledgor, except for the dissolution of CF in accordance and compliance with Section 3.01 of this Agreement.

8.09.        Bank determines that any Borrower has suffered a material adverse change in its financial condition or its business operations.

8.10.        (a) Any lien or security interest in the Collateral terminates, fails for any reason to have the priority agreed to by Bank on the date granted, or becomes unenforceable, unperfected or invalid for any reason, (b) the Collateral fails to be insured as required herein, including after giving effect to Section 8.05, or (c) the market value of the Collateral (other than Accounts) declines below the value anticipated or required in connection with the Loan and Borrower has not replaced such Collateral (other than Accounts) with Collateral having a market value of at least the value anticipated or required in connection with the Loan within 10 days after written demand by Bank.

8.11.        Any Borrower defaults under any Hedge Agreement, as defined in Section 10.01.

8.12.        Any Borrower asserts for any reason that this Agreement or any provision hereof or any other Loan Document is invalid or unenforceable.

8.13.        Any Borrower or any officer, director or owner of 20% or more of the outstanding ownership interests of any Borrower, be indicted for a felony offense under state or federal law, including without limitation any violation of any anti-money laundering, bribery, OFAC or bank fraud, or any Borrower employs an executive officer or manager, or elect a director, who has been convicted of any such felony offense, or any Person becomes an owner of 20% or more of the outstanding ownership interests of any Borrower who has been indicted or convicted of any such felony offense.

8.14.       Default by any Borrower under any lease or contract with a landlord or other third party owner of real property where any Collateral is located and such default is not cured within 10 days.

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Section 9 Remedies Upon Default

Upon the occurrence of any of the above Events of Default, Bank may at any time thereafter, at its option, take any or all of the following actions, at the same or at different times:

9.01. Declare the outstanding balance(s) of the Note to be immediately due and payable, both as to principal and interest, late fees, and all other amounts/expenditures without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by each Borrower, and such balance(s) shall accrue interest at the Default Rate as provided herein until paid in full;

9.02. Require any Borrower to pledge additional collateral to Bank from such Borrower’s assets and properties to secure the Loan, the acceptability and sufficiency of such collateral to be determined in Bank’s sole discretion;

9.03. Take immediate possession of and/or foreclose upon any or all Collateral which may be granted to Bank as security for the indebtedness and obligations of any Borrower under the Loan Documents;

9.04. Exercise any and all other rights and remedies available to Bank under the terms of the Loan Documents and applicable law;

9.05. Any obligation of Bank to advance funds to a Borrower or any other Person under the terms of under the Loan Documents and all other obligations, if any, of Bank under the Loan Documents shall immediately cease and terminate unless and until Bank shall reinstate such obligation in writing.

Section 10 Miscellaneous Provisions

10.01. Definitions.

“Applicable Rate” shall mean, for any day, the rate per annum set forth below opposite the applicable Tier then in effect (based on the Net Lendable Collateral), it being understood that the Applicable Rate for (1) the Loan shall be the percentage set forth under the column “Applicable Margin”, (2) the Non-Use Fee shall be the percentage set forth under the column “Non-Use Fee”, and (3) the letter of credit fee shall be the percentage set forth under the column “Letter of Credit Fee”:

	Net Lendable Collateral	Applicable Margin	Non-Use Fee	Letter of Credit Fee
Tier I	>$10,000,000	1.25%	0.125%	0.75%
Tier II	$3,000,000-$10,000,000	1.50%	0.185%	1.00%
Tier III	< $3,000,000	1.75%	0.250%	1.25%

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Any increase or decrease in the Applicable Rate resulting from a change in the Net Lendable Collateral shall become effective (A) with respect to the Applicable Margin, on the first business day immediately following the date an OCC is delivered pursuant to Section 3.08; provided, if an OCC is not timely delivered in strict accordance with Section 3.08, the Applicable Margin shall be as set forth in Tier III from the date such OCC was required to be delivered until the first business day immediately following the date on which such OCC is delivered, and (B) with respect to the Non-Use Fee and the Letter of Credit Fee, as of the first day of the fiscal quarter in which an OCC is delivered pursuant to Section 3.08 (by way of example and for avoidance of doubt, for purposes of calculating the Non-Use Fee and the Letter of Credit Fee due as of any June 30, the Applicable Rate for the fiscal quarter ending June 30 is the Applicable Rate based on the Net Lendable Collateral as of the immediately preceding March 31 and disclosed on the OCC delivered on or prior to the May 15 following such March 31). Notwithstanding anything to the contrary contained in this definition, (a) if, as a result of any restatement of or other adjustment to the financial statements of Borrowers or for any other reason, Borrowers or Bank determine that (i) the Net Lendable Collateral as of any applicable date was inaccurate and (ii) a proper calculation of the Net Lendable Collateral would have resulted in higher pricing for such period, Borrowers shall immediately and retroactively be obligated to pay to Bank, promptly on demand by Bank (or, after the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, automatically and without further action by Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (b) the initial Applicable Rate shall be set forth in Tier II until adjusted as provided above. Any adjustment in the Applicable Rate shall be applicable to all outstanding advances under the Loan, Non-Used Fee and letters of credit then existing or subsequently made, issued or calculated.

“Availability” shall have the meaning as provided and/or determined in accordance with Schedule DD.

“Change of Control” shall mean the HQ Board Members cease to be the majority of members of the board of directors of HQI.

“Collateral” shall mean all property and assets granted as collateral security for the Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, security deed, deed of trust, assignment, pledge, crop pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Collateral Loan Value” shall have the meaning as provided and/or determined in accordance with Schedule DD.

“Default” shall mean any condition, act, or event that, with the giving of any notice, the passage of time, or both, would be an Event of Default

“Default Rate” shall mean a rate of interest as set forth in the Promissory Note (not to exceed the legal maximum rate) from and after the date of an Event of Default hereunder which shall apply, in Bank’s sole discretion, to all amounts owing, on such date, calculated on the basis of the actual number of days elapsed over a year consisting of 360 days.

“Disposition” means the sale, transfer, license, lease or other disposition of any property, excluding Accounts, by any Borrower (or the granting of any option or other right to do any of the foregoing).

“Environmental Laws” shall mean all federal and state laws and regulations which affect or may affect the real property of any Borrower, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and all applicable environmental laws and regulations of the State of South Carolina, as such laws or regulations have been amended or may be amended.

“Flex Mode” shall mean each period of time commencing on the first day of a calendar month after the principal balance outstanding under the Line of Credit has been equal to or less than $5,000,000 for 3 consecutive calendar months (excluding any days prior to the date of this Agreement) and ending on the first day after any such commencement on which the principal balance outstanding under the Line of Credit exceeds $5,000,000.

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“Franchisee Loans” shall mean loans made by Borrower to a franchisee of Borrower in the ordinary course of business (1) generally in the amount of up to $100,000 to finance the operations of such franchisee, and (2) in the amount of up to $1,000,000 to finance the purchase by such franchisee of the franchise business.

“Hedge Agreement” shall mean an agreement between any Borrower and Bank, now existing or hereafter entered into, which provides for an interest rate, credit, commodity, equity swap or other Swap Obligation, cap floor, collar, spot or forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit, exchange, security or currency valuations or currency prices.

“HQ Board Members” shall mean members of the board of directors of HQI initially appointed by HQI and any subquent members of the board of directorsof HQI endorsed by Richard Hermanns.

“Line of Credit Commitment Amount” shall have the meaning as provided and/or determined in accordance with Schedule DD.

“Loan Documents” shall mean this Agreement including any Schedule attached hereto, the Note, the Security Agreement(s), all UCC Financing Statements, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and restatements thereof and therefore.

“Merger-Command and HQ” shall mean the merger and other transactions contemplated by the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of April 8, 2019 among Hire Quest Holdings, LLC, HQI, CCNI One, Inc., CF and Richard Hermanns, as the representative of the members of Hire Quest Holdings, LLC.

“Net Lendable Collateral” shall mean, as of the date of determination, Collateral Loan Value reduced by the principal balance outstanding under the Line of Credit plus unrestricted and unencumbered cash of Borrowers.

“Permitted Liens” shall mean (1) liens and security interest securing any indebtedness owed by any Borrower to Bank; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith and for which appropriate reserves are maintained; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by any Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under Section 6.02; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by Bank in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of a Borrower’s assets.

“Permitted Transfers” shall mean (1) any Disposition (A) made by a Borrower in connection with the sale of franchises by such Borrower, (B) that do not interfere in any material respect with the business of each Borrower, (C) so long as no Default or Event of Default then-exists, and (D) the consideration paid to such Borrower in connection therewith is cash, branch office assets or promissory notes evidencing Franchisee Loans in an amount equal to fair market value of the property subject to such Disposition, (2) prior to the consummation of the Merger-Command HQ, the transfer of Accounts in the face amount not to exceed $3,000,000 made by HQLLC to Hire Quest Financial, LLC (the “Transferred Accounts”) in satisfaction of certain obligations owed by HQLLC to Hire Quest Financial, LLC, (3) in connection with the consummation of the Merger-Command HQ, the Disposition of certain promissory notes evidencing Franchisee Loans (the “Transferred Notes”) to Hire Quest Financial, LLC in exchange for the Transferred Accounts and cash in an aggregrate amount not less than the principal amout of the Transferred Notes,(4) Dispositions contemplated by Section 5.21 of the Merger Agreement such that Hire Quest Holdings, LLC’s Net Tangible Assets (as defined in the Merger Agreement) equals at least the Target Net Tangible Assets (as defined in the Merger Agreement), (5) any other Dispositions described in or required by the Merger Agreement, and (6) any transfer of assets among Borrowers which occurs within six months following the consummation of the the Merger- Command and HQ.

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“Person” shall mean an individual, general or limited partnership, corporation, trust, unincorporated organization, limited liability company, limited liability partnership, association, joint venture, or a government agency or political subdivision thereof.

“GAAP” shall mean generally accepted accounting principles as established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as amended and supplemented from time to time.

“Prime Rate” shall mean the rate of interest per annum announced by Bank from time to time and adopted as its Prime Rate, which is one of several rate indexes employed by Bank when extending credit, and may not necessarily be Bank’s lowest lending rate.

“UCC” shall mean the Uniform Commercial Code as adopted in the State of South Carolina and amended from time to time.

10.02.       Additional Terms. Additional terms, conditions and covenants of this Agreement are described in Schedule DD, or other schedule attached hereto, the terms of which are incorporated herein by reference.

10.03        Past Due Payments. Bank may, at its sole discretion, effect payment of any sums past due under the Note and any fees or reimbursable expenses due by debiting a Borrower’s operating or other deposit account maintained with Bank.

10.04.       Non-impairment. If any one or more provisions contained in the Loan Documents shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby and shall otherwise remain in full force and effect.

10.05.       Applicable Law; Assignment. The Loan Documents shall be construed in accordance with and governed by the laws of the State of South Carolina, and shall bind each Borrower’s heirs, personal representatives, successors and assigns and inure to the benefit of Bank’s successors and assigns. The Loan Documents may not be assigned by any Borrower without the prior written consent of Bank, which may be withheld in its sole discretion.

10.06.       Waiver. Neither the failure nor any delay on the part of Bank in exercising any right, power or privilege granted in the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege which may be provided by law. A waiver by Bank of a provision of this Agreement shall not prejudice or constitute a waiver of Bank’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Bank, nor any course of dealing between Bank and any Borrower shall constitute a waiver of any of Bank’s rights or of any of a Borrower’s obligations as to any future transaction. Whenever the consent of Bank is required under this Agreement, the granting of such consent by Bank in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Bank.

10.07.       Joint and Several Obligations. The obligations of Borrowers hereunder and under the other Loan Documents are joint and several. Notwithstanding any payment by any Borrower hereunder or any set-off or application of funds of any Borrower no Borrower shall be entitled to be subrogated to any of the rights of Bank against any other Borrower or any collateral security or guaranty or right of setoff held by Bank for the payment of the obligations, nor shall any Borrower seek or be entitled to see any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder, until all of the obligations are paid in full. If any amount shall be paid to any Borrower on account of such subrogation rights at any time when all of the obligations shall not have been paid in full, such amount shall be held by such party in trust for Bank, segregated from other funds, and shall forthwith upon receipt, be turned over to Bank in the exact form received by such party (duly indorsed by such party , if required), to be applied against the obligations, whether matured or unmatured, in such order Bank may determine.

10.08        Modification. Except for those provisions which are subject to amendment by notice from Bank, no modification, amendment, or waiver of any provision of any of the Loan Documents shall be effective unless in writing and signed by Borrowers and Bank.

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10.09. Payment Amount Adjustment. In the event that any Loan referenced herein has a fixed payment with a variable (floating) interest rate and, as a result of an increase in such interest rate, accruals of interest are not fully paid, Bank, in its sole discretion, may at any time adjust Borrower’s fixed payment amount(s) to prevent the amount of interest accrued in a given period exceeding the periodic payment amount or to cause the affected Loan to be repaid within the same period of time as originally agreed upon.

10.10. Stamps and Other Fees. Borrowers shall pay all federal or state stamp and recording taxes, or other fees or charges, if any are payable or are determined to be payable by reason of the execution, delivery, or issuance of the Loan Documents or any security granted to Bank; and Borrowers agree to indemnify and hold harmless Bank against any and all liability in respect thereof. Such taxes, fees and charges shall be payable on demand, shall accrue interest at the default rate set forth in the Note following demand and shall be secured by the security documents executed by any Borrower or any Pledgor. Borrowers expressly certify that Loan Documents are being executed by Borrowers in a state other than the State of Florida and are being delivered by Borrowers to Bank in the State of South Carolina.

10.11. Attorneys’ Fees. Borrowers, jointly and severally, agree to pay all reasonable attorneys’ fees incurred by Bank in connection with any modification, renewal, extension or restatement of the terms of the Loan Documents or in connection with any request by any Borrower for a payoff of the Loan and/or payoff letter. In the event any Borrower or any Pledgor shall default in any of its obligations in this Agreement or in any Loan Document and Bank finds it necessary to employ an attorney to assist in the enforcement or collection of the indebtedness of any Borrower to Bank, to enforce the terms and provisions of the Loan Documents, to modify the Loan Documents, or in the event Bank voluntarily or otherwise should become a party to any suit or legal proceeding (including a proceeding conducted under the Bankruptcy Code), Borrowers, jointly and severally, agree to pay all reasonable attorneys’ fees incurred by Bank and all related costs of collection or enforcement that may be incurred by Bank. Borrowers shall be liable jointly and severally for such attorneys’ fees and costs whether or not any suit or proceeding is actually commenced.

10.12. Bank Making Required Payments. In the event any Borrower shall fail to maintain insurance, pay taxes or assessments, costs and expenses which any Borrower is, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep any of the properties and assets constituting Collateral free from new security interests, liens, or encumbrances, except as permitted herein, Bank may at its election make expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Bank, and shall have benefit of and be secured by the Collateral; provided, however, Bank shall be under no duty or obligation to make any such payments or expenditures.

10.13. Right of Offset. Any indebtedness owing from Bank to any Borrower may be set off and applied by Bank on any indebtedness or liability of any Borrower to Bank at any time and from time to time after maturity, whether by acceleration or otherwise, and without demand or notice to Borrowers.

10.14. UCC Authorization. Each Borrower authorizes Bank to file such UCC Financing Statements describing the Collateral, together with amendments and continuation statements with respect thereto, in any location deemed necessary and appropriate by Bank.

10.15. Modification and Renewal Fees. Bank may, at its option, charge any fees for modification, renewal, extension, or restatement of any terms of the Note and the other Loan Documents not prohibited by applicable law.

10.16. Conflicting Provisions. If provisions of this Agreement shall conflict with any terms or provisions of any of the Note, security document(s) or any schedule attached hereto, the provisions of such Note, security document(s) or any Schedule attached hereto, as appropriate, shall take priority over any provisions in this Agreement.

10.17. Notices. Any notice permitted or required by the provisions of this Agreement shall be deemed to have been given when delivered in writing to BB&T addressed to the Market President or any Vice President of Bank at its offices in Charleston, South Carolina, and to the Chief Executive Officer and General Counsel of HQI at its offices at 111 Springhall Drive, Goose Creek, South Carolina 29445, or when sent by certified mail and return receipt requested or by recognized courier; provided however, compliance with any method of notice provided in any Schedule shall be deemed compliance with the requirements of this Section. Unless otherwise required by law, if there is more than one Borrower, any notice given by Bank to any Borrower shall be deemed to be notice given to all Borrowers.

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10.18. Consent to Jurisdiction. Borrowers hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement may be instituted in any state of Federal courth in South Carolina, or in such other appropriate court and venue as Bank may choose in its sole discretion. Borrowers consent to the jurisdiction of such courts and waive any objection relating to the basis for personal or in rem jurisdiction or to venue which a Borrower may now or hereafter have in any such legal action or proceedings.

10.19. Counterparts. This Agreement may be executed by one or more parties on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Signature pages may be exchanged by facsimile or electronic mail and each party hereto agrees to be bound by its facsimile or PDF signature.

10.20. Entire Agreement. The Loan Documents embody the entire agreement among Borrowers and Bank with respect to the Loan, and there are no oral or parole agreements existing between Bank and a Borrower with respect to the Loan which are not expressly set forth in the Loan Documents.

10.21. Indemnity. Borrowers hereby jointly and severally agree to indemnify and hold Bank, its affiliates, their successors and assigns and their respective directors, officers, employees and shareholders harmless from and against, any loss, damage, lawsuit, proceeding, judgment, cost, penalty, expense (including all reasonable in-house and outside attorneys’ fees, whether or not suit is brought, accountants’ fees and/or consultants’ fees) or liability whatsoever arising from or otherwise relating to the closing, disbursement, administration or repayment of the Loan, including without limitation: (i) a Borrower’s failure to comply with the terms of this Agreement and the other Loan Documents (ii) the breach of any representation or warranty made to Bank in this Agreement or in any other Loan Documents now or hereafter executed in connection with the Loan; (iii) the violation of any covenant or agreement contained in this Agreement or any of the other Loan Documents; provided, however, that the foregoing indemnification shall not be deemed to cover any such loss, damage, lawsuit, proceeding, cost, expense or liability which is finally determined by a court of competent jurisdiction to result solely from Bank’s gross negligence or willful misconduct. This indemnity obligation shall survive the payment of the Loan and the termination of this Agreement.

10.22. WAIVER OF JURY TRIAL. UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN ANY BORROWER AND BANK, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE PARTIES AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOAN AND ENTER INTO THIS AGREEMENT. FURTHER, BORROWERS HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION. BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS PARAGRAPH, THAT THEY FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS PARAGRAPH.

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10.23. Required Information for a New Loan. To help the government fight the funding of terrorism and money laundering activities, federal law requires Bank to obtain, verify and record information that identifies each person or entity obtaining a loan including each Borrower’s legal name, address, tax identification number, date of birth, driver’s license, organizational documents or other identifying documents. Failure to provide the required information will result in a violation of the U.S. Patriot Act and will constitute a default under this instrument or agreement. In addition, no Borrower, any of its affiliates, or any of their respective directors, officers, managers, partners, or any other authorized representatives is named as a “Specially Designated National and Blocked Person”, on the list published by the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC) at its official website.

10.24. Correction of Errors; Further Assurances. Each Borrower will and will cause any Pledgor to cooperate with Bank to correct any errors in this Agreement, the Note or other Loan Documents and shall execute such documentation as is necessary to do so. In addition, each Borrower and each Pledgor shall cooperate fully with Bank and execute such further instruments, documents and agreements, and shall do any and all such further acts, as may be reasonably requested by Bank to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent purposes of this Agreement, the Note and the other Loan Documents, including without limitation the granting and/or perfecting of a security interest in the Collateral.

10.25. Consent to Loan Participation. Each Borrower agrees and consents to Bank’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Bank. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about any Borrower or about any other matter relating to the Loan, and each Borrower hereby waives any rights to privacy a Borrower may have with respect to such matters. Each Borrower hereby waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Each Borrower agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement(s) governing the sale of such participation interests. Each Borrower waives all rights of offset or counterclaim, whether now existing or hereafter arising, against Bank or against any purchaser of such participation interest and unconditionally agrees that either Bank or such purchaser may enforce each Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Each Borrower agrees that the purchaser of any such participation interest may enforce its interest irrespective of any personal claims or defenses that a Borrower may have against Bank. Any purchaser of a participation interest in the Loan may exercise a right of setoff against each Borrower to the same extent as Bank has such right.

10.26. Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, such finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

10.27. Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting and/or negotiation of this Agreement and that, accordingly, no court when interpreting this Agreement shall construe it more stringently against one party than the other. The headings in this Agreement are included for convenience only and shall neither affect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the parties to this Agreement.

10.28. Time of the Essence. Time is of the essence in the performance of this Agreement and the other Loan Documents.

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10.29. Limitation of Damages. BANK AND BORROWERS EXPRESSLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR THE LOAN ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS OR REVENUE).

10.30. No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement or to any of the other Loan Documents. All conditions to Bank’s obligations to make disbursements under this Agreement and the other Loan Documents are imposed solely and exclusively for the benefit of Bank. Neither Borrowers nor any other Person shall have standing to require satisfaction of any such condition or be entitled to assume that Bank will refuse to make disbursements in the absence of strict compliance with any or all such conditions, and neither Borrowers nor any other Person shall, under any circumstances, be deemed to be a beneficiary of any conditions hereof, any or all of which conditions may be waived freely, in whole or in part by Bank at any time if, in its sole discretion, Bank deems it advisable so to do.

10.31. Hedge Agreements Separate and Distinct. All Hedge Agreements, if any, between any Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Note, except as otherwise expressly provided in said written Hedge Agreement, and any payoff statement from Bank relating to the Note shall not apply to said Hedge Agreements except as otherwise expressly provided in such payoff statement.

10.32. Remedies Cumulative. No right or remedy conferred upon Bank in this Agreement is intended to be exclusive of any other right or remedy contained in the Note, this Agreement, or any other Loan Document, and every such right or remedy shall be cumulative and in addition to every other right or remedy contained herein or therein or now or hereafter available to Bank at law, in equity, by statute or otherwise.

[Signatures on Following Page]

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Signature Page

IN WITNESS WHEREOF, Bank and Borrowers have caused this Agreement to be duly executed under seal all as of the date first above written.

Borrowers
WITNESS:		COMMAND CENTER, INC.

/s/ Joanne Edmunds	By:	/s/ Richard K. Coleman, Jr.	(SEAL)
	Name:	Richard K. Coleman, Jr.
	Title:	President & CEO

WITNESS:		COMMAND FLORIDA, LLC

/s/ Joanne Edmunds	By:	/s/ Brendan Simaytis	(SEAL)
	Name:	Brendan Simaytis
	Title:	Manager

WITNESS:		HIRE QUEST, L.L.C.

/s/ John McAnnar	By:	/s/ Richard Hermanns	(SEAL)
	Name:	Richard Hermanns
	Title:	Manager

WITNESS:		HQ LTS CORPORATION

/s/ Joanne Edmunds	By:	/s/ Brendan Simaytis	(SEAL)
	Name:	Brendan Simaytis
	Title:	Secretary

WITNESS:		HQ REAL PROPERTY CORPORATION

/s/ Joanne Edmunds	By:	/s/ Brendan Simaytis	(SEAL)
	Name:	Brendan Simaytis
	Title:	Secretary

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WITNESS:		HQ INSURANCE CORPORATION

/s/ Joanne Edmunds	By:	/s/ Brendan Simaytis	(SEAL)
	Name:	Brendan Simaytis
	Title:	Secretary

WITNESS:		HQ FINANCIAL CORPORATION

/s/ Joanne Edmunds	By:	/s/ Brendan Simaytis	(SEAL)
	Name:	Brendan Simaytis
	Title:	Secretary

WITNESS:		HQ FRANCHISING CORPORATION

/s/ Joanne Edmunds	By:	/s/ Brendan Simaytis	(SEAL)
	Name:	Brendan Simaytis
	Title:	Secretary

WITNESS:	Branch Banking and Trust Company

/s/ Mitch McCoin	By:	(SEAL) /s/ Trenton S. Holland
	Name:	Trenton S. Holland
	Title:	Senior Vice President

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